Exhibit 99

ORBCOMM ANNOUNCES FIRST QUARTER 2019 RESULTS

– Increased Margins for both Services and Products Over Prior Year –

– Year-Over-Year Improvement in Net Loss of 45% and Adjusted EBITDA Growth of 49% –

– Q1 2019 Cash Flow from Operations up $10 Million Versus Prior Year –

Rochelle Park, NJ, May 1, 2019 – ORBCOMM Inc. (NASDAQ: ORBC), a global provider of Machine-to-Machine (M2M) and Internet of Things (IoT) solutions, today announced financial results for the first quarter ended March 31, 2019.

The following financial highlights are in thousands of dollars and unaudited.

	Three Months Ended March 31,
	2019	2018
Recurring Service Revenues	$37,529	$36,725
Other Service Revenues	1,478	1,267
Total Service Revenues	39,007	37,992
Product Sales	27,028	29,981
Total Revenues	66,035	67,973
Net Loss Attributable to ORBCOMM Inc. Common Stockholders	(5,490)	(10,086)
Basic EPS	(0.07)	(0.13)
EBITDA (1,3)	12,747	7,805
Adjusted EBITDA (2,3)	15,138	10,141

(1) EBITDA is defined as earnings attributable to ORBCOMM Inc. before interest income (expense), provision for income taxes, depreciation and amortization, and loss on debt extinguishment.

(2) Adjusted EBITDA is defined as EBITDA, adjusted for stock-based compensation expense, noncontrolling interests, impairment loss, non-capitalized satellite launch and in-orbit insurance, and acquisition-related and integration costs.

(3) EBITDA and Adjusted EBITDA are non-GAAP financial measures used by the Company to measure operating performance and the quality of earnings. A table presenting EBITDA and Adjusted EBITDA, reconciled to GAAP Net Income (Loss), is among other financial tables at the end of this release.

“We made major strides this quarter in our plan to improve service margins, hardware margins, working capital and cash generation,” said Marc Eisenberg, ORBCOMM’s Chief Executive Officer. “Collectively, these improvements led to a $10 million swing in cash from operations and a 49% increase in Adjusted EBITDA over the prior year. We continue to see improved customer demand for our services and products, especially our new feature-rich, cost-optimized products, which made up about two-thirds of our shipments in the quarter. Our pipeline remains strong, and we’re seeing momentum with several large customer opportunities, which we anticipate will drive incremental revenues over the course of the year.”

1

Financial Results

Revenues

Total Revenues for the first quarter of 2019 were $66 million compared to $68 million in the prior year period. Excluding $5 million of revenue in JB Hunt hardware shipments that completed in the first quarter of 2018, Total Revenues for the first quarter 2019 increased $3 million. As of March 31, 2019, total billable subscriber communicators grew to approximately 2.44 million, an increase of 14.8% compared to the prior year.

Service Revenues were $39 million in the first quarter of 2019, up $1 million or 2.7% compared to the same period last year. Recurring Service Revenues increased to $37.5 million in the first quarter compared to $36.7 million in the prior year quarter as the Company grew its subscriber base. Other Service Revenues, which are comprised of installation services, professional services and software licenses, were $1.5 million in the quarter, up $0.2 million versus the same period last year with an increase in high-margin professional service revenue in the quarter offsetting decreased lower-margin installation revenues.

Product Sales were $27 million in the first quarter of 2019 compared to $30 million in the first quarter of 2018. Excluding revenues from the JB Hunt deployment, Product Sales improved $2 million over the first quarter of 2018.

Gross Margin (4,5,6)

GAAP Service Gross Margin, inclusive of depreciation and amortization expense, was 55.7% in the first quarter of 2019 compared to 47.8% in the prior year period. Non-GAAP Service Gross Margin, excluding depreciation and amortization expense, was 66.6% in the first quarter of 2019 compared to 59.1% in the prior year period. The year-over-year improvements were due to bringing onboard new subscribers at high margin and limiting product installations at negative margins.

GAAP Product Gross Margin, inclusive of depreciation and amortization expense, was 27.0% in the first quarter of 2019 compared to 18.2% in the prior year period. Non-GAAP Product Gross Margin was 29.6% in the first quarter of 2019 compared to 21.6% in the same period last year. The year-over-year improvements were primarily due to a better mix of higher-margin products shipped in the quarter compared to low-margin deployments with large customers completed last year. Non-GAAP Product Gross Margin improved sequentially for the fifth consecutive quarter, up 210 basis points from the fourth quarter of 2018.

Operating Expenses

Operating Expenses for the first quarter of 2019 were $34 million compared to $33.1 million for the same period in 2018. The increase of $0.9 million in Operating Expenses was largely due to higher product development costs associated with the new analytics service offering and the rollouts of the new product portfolio.

Net Income (Loss) and Earnings Per Share

Net Loss Attributable to ORBCOMM Inc. Common Stockholders for the first quarter of 2019 was $5.5 million, or $0.07 per share, compared to a Net Loss of $10.1 million, or $0.13 per share in the first quarter of 2018.

EBITDA and Adjusted EBITDA (3)

EBITDA for the first quarter of 2019 was $12.7 million compared to $7.8 million in the prior year period.

Adjusted EBITDA for the first quarter of 2019 was $15.1 million compared to $10.1 million in the prior year period. A significant one-time accounting entry associated with the inthinc acquisition resulted in a net benefit of $2 million in the current quarter, compared to a net benefit of $1.6 million in the same period last year. Excluding the favorable accounting entries with the inthinc acquisition from the first quarter in both 2019 and 2018, Adjusted EBITDA increased $4.6 million year-over-year. The Company’s Adjusted EBITDA Margin increased to 22.9%, an improvement of 800 basis points over the prior year. The Adjusted EBITDA performance was primarily driven by higher service and product gross profits that more than offset incremental operating expenses.

Balance Sheet & Cash Flow

As of March 31, 2019, Cash and Cash Equivalents totaled $58.1 million. Cash Flow from Operations totaled $9 million for the first quarter of 2019, an increase of $10.2 million over the prior year period primarily driven by improved operating results. Capital Expenditures were $4.5 million in the first quarter of 2019.

2019 Outlook (7)

For the second quarter of 2019, the Company expects Total Revenues to be between $66 to $69 million, Adjusted EBITDA Margin to be approximately 21.5%, and add a similar amount of net subscribers compared to the first quarter.

For the full year 2019, the Company maintains its outlook as listed in the table below and continues to expect many of the new sales opportunities to ramp up in the second half of the year.

Projected Outlook	FY 2019
Recurring Service Revenue Growth	5% - 7.5%
Service Gross Margin (4)	66% - 68%
Product Gross Margin (5)	Over 30%
Adjusted EBITDA (2)	$70 to $75 million
Cash Flow from Operations	Approximately $50 million
Capital Expenditures	Approximately $25 million

(4) Non-GAAP Service Gross Margin is defined as Non-GAAP Service gross profit divided by Service Revenue. Non-GAAP Service gross profit is defined as Service Revenue, minus costs of services (including depreciation and amortization expense) plus depreciation and amortization expense.

(5) Non-GAAP Product Gross Margin is defined as Non-GAAP Product gross profit divided by Product Sales. Non-GAAP Product gross profit is defined as Product Sales, minus cost of product (including depreciation and amortization expense) plus depreciation and amortization expense.

(6) Non-GAAP Service gross margin and Non-GAAP Product gross margin are non-GAAP financial measures used by the Company to measure operating performance and the quality of earnings. A table presenting Non-GAAP Service gross margin and Non-GAAP Product gross margin, reconciled to GAAP Service gross margin and GAAP Product gross margin respectively, is among other financial tables at the end of this release

(7) The Company’s outlook for 2019 includes non-GAAP measures, such as Adjusted EBITDA and Adjusted EBITDA Margin, which exclude charges or credits not indicative of core operations, which may include but not be limited to stock-based compensation expense, acquisition-related and integration costs, impairment loss, and other significant items that currently cannot be predicted. The exact amount of these charges or credits are not currently determinable, but may be significant. Accordingly, the Company is unable to provide equivalent reconciliations from GAAP to non-GAAP for these financial measures.

Investment Community Conference Call

ORBCOMM will host a conference call and webcast for the investment community this morning at 8:30 AM ET. Senior management will review the results, discuss ORBCOMM’s business, and address questions.  To access the call, U.S. participants should dial 1-877-270-2148 at least ten minutes prior to the start of the call. International participants should dial 1-412-902-6510. To hear a live web simulcast or to listen to the archived webcast following completion of the call, please Click Here or visit the Company’s investor relations website at http://investors.orbcomm.com and then select “News & Events” to access the link to the webcast. To listen to a replay of the conference call, please dial 1-877-344-7529 or 412-317-0088 for International callers using access code 10130643. The audio replay will be available from approximately 11:30 AM ET on May 1, 2019 through May 15, 2019.

About ORBCOMM Inc.

ORBCOMM (Nasdaq: ORBC) is a global leader and innovator in the industrial Internet of Things, providing solutions that connect businesses to their assets to deliver increased visibility and operational efficiency. The company offers a broad set of asset monitoring and control solutions, including seamless satellite and cellular connectivity, unique hardware and powerful applications, all backed by end-to-end customer support, from installation to deployment to customer care. ORBCOMM has a diverse customer base including premier OEMs, solutions customers and channel partners spanning transportation, supply chain, warehousing and inventory, heavy equipment, maritime, natural resources, and government. For more information, visit www.orbcomm.com.

Forward-Looking Statements

Certain statements discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to our plans, estimates, objectives and expectations for future events, as well as projections, business trends and other statements that are not historical facts. Such forward-looking statements are subject to known and unknown risks and uncertainties, some of which are beyond our control, which may cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include but are not limited to: demand for and market acceptance of our products and services and our ability to successfully implement our business plan; our dependence on our subsidiary companies (Market Channel Affiliates (“MCAs”)) and third-party product and service developers and providers, distributors and resellers (Market Channel Partners (“MCPs”)) to develop, market and sell our products and services, especially in markets outside the United States; substantial losses we have incurred and may continue to incur; substantial competition in the telecommunications, Automatic Identification Service (“AIS”) data and industrial Internet of Things (“IoT”) industries; the inability to effect suitable investments, alliances and acquisitions or the inability to successfully integrate acquired businesses; defects, errors or other insufficiencies in our products or services; failure to meet minimum service level commitments to certain of our customers; our dependence on significant customers for a substantial portion of our revenues, including key customers such as JB Hunt Transport Services, Inc. (“JB Hunt”), Caterpillar Inc., Komatsu Ltd., Carrier Transicold and Satlink S.L.; our ability to expand our business outside the United States and risks related to the economic, political and other conditions in foreign countries where we do business; fluctuations in foreign currency exchange rates; unanticipated domestic or foreign tax or fee liabilities; the possibility we will be required to collect certain taxes in jurisdictions where we have not historically done so; economic, political and other conditions; extreme events such as a man-made or natural disaster, earthquakes, severe weather or other climate change-related events; our dependence on a limited number of manufacturers for many of our products and services; interruptions, discontinuations, slowdown or loss of the supply of subscriber communicators from our vendor Sanmina Corporation; legal proceedings; our reliance on intellectual property; increased regulatory restrictions; lack of in-orbit or other insurance for our ORBCOMM Generation 1 or ORBCOMM Generation 2 satellites; our reliance on third-party wireless network service providers to deliver existing and developing services in certain areas of our business; significant interruptions, discontinuation or loss of services provided by Inmarsat plc; failure to maintain proper and effective internal controls; inaccurate estimates in accounting or incorrect financial assumptions; significant operating risks related to our satellites due to various types of potential anomalies and potential impacts of space debris or other spacecrafts;  the failure of our systems or reductions in levels of service due to technological malfunctions or deficiencies or other events outside of our control; difficulty upgrading or replacing aging hardware and software we use in operating our gateway earth stations and our customers’ subscriber communicators; technical or other difficulties with our gateway earth stations; security risks related to our networks and data processing systems and those of our third-party service providers; liabilities or additional costs as a result of laws, governmental regulations and evolving views of personal privacy rights; failure of our information technology systems; cybersecurity risks; the level of our indebtedness and the terms of our $250 million 8.0% senior secured note indenture and our revolving credit agreement, under which we may borrow up to $25 million, that could restrict our business activities or our ability to execute our strategic objectives or adversely affect our financial performance; and the other risks described in our filings with the Securities and Exchange Commission (“SEC”). For more detail on these and other risks, please see our Annual Report on Form 10-K for the year ended December 31, 2018 (“Annual Report”), and other documents we file with the SEC. We undertake no obligation to publicly revise any forward-looking statements or cautionary factors, except as required by law.

Contacts

Investor Inquiries:	Media Inquiries:
Aly Bonilla	Michelle Ferris
Vice President, Investor Relations	Director, Corporate Communications
ORBCOMM Inc.	ORBCOMM Inc.
703-433-6360	703-433-6516
bonilla.aly@orbcomm.com	ferris.michelle@orbcomm.com

ORBCOMM Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2019	2018
Revenues:
Service revenues	$39,007	$37,992
Product sales	27,028	29,981
Total revenues	66,035	67,973
Cost of revenues, exclusive of depreciation and amortization shown below:
Cost of services	13,047	15,548
Cost of product sales	19,028	23,511
Operating expenses:
Selling, general and administrative	17,179	17,500
Product development	3,967	2,813
Depreciation and amortization	12,678	12,223
Acquisition-related and integration costs	215	606
Loss from operations	(79)	(4,228)
Other income (expense):
Interest income	392	475
Other income (expense)	242	(167)
Interest expense	(5,241)	(5,200)
Total other expense	(4,607)	(4,892)
Loss before income taxes	(4,686)	(9,120)
Income taxes	710	943
Net loss	(5,396)	(10,063)
Less: Net income attributable to noncontrolling interests	94	23
Net loss attributable to ORBCOMM Inc.	$(5,490)	$(10,086)
Net loss attributable to ORBCOMM Inc. common stockholders	$(5,490)	$(10,086)
Per share information-basic:
Net loss attributable to ORBCOMM Inc. common stockholders	$(0.07)	$(0.13)
Per share information-diluted:
Net loss attributable to ORBCOMM Inc. common stockholders	$(0.07)	$(0.13)
Weighted average common shares outstanding:
Basic	79,387	74,729
Diluted	79,387	74,729

ORBCOMM Inc.
Condensed Consolidated Balance Sheets
(In thousands, except par value and share data)

	March 31,	December 31,
	2019	2018
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$58,078	$53,766
Accounts receivable, net of allowance for doubtful accounts of $4,084 and $4,072, respectively	60,233	57,665
Inventories	35,059	34,300
Prepaid expenses and other current assets	17,848	15,553
Total current assets	171,218	161,284
Satellite network and other equipment, net	155,649	160,070
Goodwill	166,129	166,129
Intangible assets, net	83,029	86,264
Other assets	22,547	12,603
Deferred income taxes	495	109
Total assets	$599,067	$586,459
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$19,000	$15,527
Accrued liabilities	40,570	35,735
Current portion of deferred revenue	5,312	5,954
Total current liabilities	64,882	57,216
Note payable - related party	1,275	1,298
Notes payable, net of unamortized deferred issuance costs	246,101	245,907
Deferred revenue, net of current portion	6,463	5,471
Deferred tax liabilities	15,436	16,109
Other liabilities	10,065	2,600
Total liabilities	344,222	328,601
Commitments and contingencies
Equity:
ORBCOMM Inc. stockholders' equity
Series A Convertible Preferred Stock, par value $0.001; 1,000,000 shares authorized; 39,442 shares issued and outstanding at March 31, 2019 and December 31, 2018	394	394
Common stock, par value $0.001; 250,000,000 shares authorized; 79,568,496 and 79,008,243 shares issued at March 31, 2019 and December 31, 2018	80	79
Additional paid-in capital	452,240	449,343
Accumulated other comprehensive income	(887)	(381)
Accumulated deficit	(197,997)	(192,507)
Less treasury stock, at cost; 29,990 shares at March 31, 2019 and December 31, 2018	(96)	(96)
Total ORBCOMM Inc. stockholders' equity	253,734	256,832
Noncontrolling interests	1,111	1,026
Total equity	254,845	257,858
Total liabilities and equity	$599,067	$586,459

ORBCOMM Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)
	Three Months Ended March 31,
	2019	2018
Cash flows from operating activities:
Net loss	$(5,396)	$(10,063)
Adjustments to reconcile net loss to net cash provided by operating activities:
Change in allowance for doubtful accounts	144	881
Change in the fair value of acquisition-related contingent consideration	(2,063)	(1,508)
Amortization and write-off of deferred financing fees	194	194
Depreciation and amortization	12,678	12,223
Stock-based compensation	2,082	1,707
Foreign exchange (gain) loss	(256)	176
Deferred income taxes	(1,042)	779
Other	752	—
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(2,852)	(2,155)
Inventories	(785)	(5,549)
Prepaid expenses and other assets	(1,549)	1,070
Accounts payable and accrued liabilities	7,439	2,076
Deferred revenue	351	(578)
Other liabilities	(679)	(435)
Net cash provided by (used in) operating activities	9,018	(1,182)
Cash flows from investing activities:
Capital expenditures	(4,515)	(5,623)
Net cash (used in) investing activities	(4,515)	(5,623)
Cash flows from financing activities:
Net cash provided by (used in) financing activities	—	—
Effect of exchange rate changes on cash and cash equivalents	(191)	200
Net increase (decrease) in cash and cash equivalents	4,312	(6,605)
Beginning of period	53,766	34,830
End of period	$58,078	$28,225
Supplemental disclosures of cash flow information:
Cash paid for:
Interest	$—	$—
Income taxes	$—	$—

The following table reconciles Net Loss Attributable to ORBCOMM Inc. to EBITDA and Adjusted EBITDA for the periods shown:

	Three Months Ended March 31,
	2019	2018
(In thousands and unaudited)
Adjustments for EBITDA
Net loss attributable to ORBCOMM Inc.	$(5,490)	$(10,086)
Income tax expense	710	943
Interest income	(392)	(475)
Interest expense	5,241	5,200
Depreciation and amortization	12,678	12,223
EBITDA	$12,747	$7,805

Adjustments for Adjusted EBITDA
Stock-based compensation	2,082	1,707
Net income attributable to noncontrolling interests	94	23
Acquisition-related and integration costs	215	606
Adjusted EBITDA	$15,138	$10,141

The following tables reconcile GAAP Service Gross Margin to Non-GAAP Service Gross Margin and GAAP Product Gross Margin to Non-GAAP Product Gross Margin for the periods shown:

	Three Months Ended March 31,
	2019	2018
(In thousands except margin data and unaudited)
Service revenues	$39,007	$37,992
Minus - Cost of services, including depreciation and amortization expense	17,297	19,835
GAAP Service gross profit	$21,710	$18,157
Plus - Depreciation and amortization expense	4,250	4,287
Non-GAAP Service gross profit	$25,960	$22,444
GAAP Service gross margin	55.7%	47.8%
Non-GAAP Service gross margin	66.6%	59.1%

	Three Months Ended March 31,
	2019	2018
(In thousands except margin data and unaudited)
Product sales	$27,028	$29,981
Minus - Cost of product, including depreciation and amortization expense	19,721	24,539
GAAP Product gross profit	$7,307	$5,442
Plus - Depreciation and amortization expense	693	1,028
Non-GAAP Product gross profit	$8,000	$6,470
GAAP Product gross margin	27.0%	18.2%
Non-GAAP Product gross margin	29.6%	21.6%

ORBCOMM publicly reports its financial information in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). To facilitate external analysis of the Company’s operating performance, ORBCOMM also presents financial information that are considered “non-GAAP financial measures” under Regulation G and related reporting requirements promulgated by the U.S. Securities and Exchange Commission. Non-GAAP measures should be considered in addition to, and not as a substitute for, or superior to, Net Income or other measures of financial performance prepared in accordance with GAAP and may be different than those presented by other companies. EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Non-GAAP Service Gross Margin and Non-GAAP Product Gross Margin are not performance measures calculated in accordance with GAAP and are therefore considered non-GAAP measures. Reconciliation tables are presented above.

The Company’s outlook for 2019 includes non-GAAP measures, such as Adjusted EBITDA and Adjusted EBITDA Margin, which exclude charges or credits not indicative of core operations, which may include but not be limited to stock-based compensation expense, acquisition-related and integration costs, impairment loss, and other significant items that currently cannot be predicted. The exact amount of these charges or credits are not currently determinable, but may be significant. Accordingly, the Company is unable to provide equivalent reconciliations from GAAP to non-GAAP for these financial measures.

EBITDA is defined as earnings attributable to ORBCOMM Inc. before interest income (expense), provision for income taxes, depreciation and amortization, and loss on debt extinguishment. ORBCOMM believes EBITDA is useful to its management and investors in evaluating operating performance because it is one of the primary measures used to evaluate the economic productivity of the Company’s operations, including its ability to obtain and maintain its customers, its ability to operate its business effectively, the efficiency of its employees and the profitability associated with their performance. It also helps ORBCOMM’s management and investors to meaningfully evaluate and compare the results of the Company’s operations from period to period on a consistent basis by removing the impact of its financing transactions and the depreciation and amortization impact of capital investments from its operating results. In addition, ORBCOMM management uses EBITDA in presentations to its board of directors to enable it to have the same measurement of operating performance used by management and for planning purposes, including the preparation of the annual operating budget.

The Company also believes that Adjusted EBITDA, defined as EBITDA adjusted for stock-based compensation expense, noncontrolling interests, impairment loss, and acquisition-related and integration costs, is useful to investors to evaluate the Company’s core operating results and financial performance because it excludes items that are significant non-cash or non-recurring expenses reflected in the Condensed Consolidated Statements of Operations. Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by Total Revenues.

Non-GAAP Service Gross Margin is defined as Non-GAAP Service gross profit divided by Service Revenue. Non-GAAP Service gross profit is defined as Service Revenue, minus costs of services (including depreciation and amortization expense) plus depreciation and amortization expense. Non-GAAP Product Gross Margin is defined as Non-GAAP Product gross profit divided by Product Sales. Non-GAAP Product gross profit is defined as Product Sales, minus cost of product (including depreciation and amortization expense) plus depreciation and amortization expense. The Company believes that Non-GAAP Service Gross Margin and Non-GAAP Product Gross Margin are useful to evaluate and compare the results of the Company’s operations from period to period on a consistent basis by removing the depreciation and amortization impact of capital investments from its operating results.